Exhibit 10.1

Separation Agreement

This Separation Agreement ("Agreement") is entered into as of November 4, 2015 (the "Execution Date") by and between Insys Therapeutics, Inc., a Delaware corporation, ("Insys") on behalf of itself, its subsidiaries and other corporate affiliates and each of their respective employees, officers, directors, owners, shareholders and agents (collectively referred to herein as, the "Insys Group"), and Michael L. Babich ("Babich") (Insys and Babich are collectively referred to herein as the "Parties").

WHEREAS, Babich and the Company have agreed that his employment shall terminate, which termination is without “Cause” as set forth in his Amended and Restated Employment Agreement with Insys as dated April 18, 2013 (his “Employment Agreement”);

WHEREAS, Babich's last day of employment with Insys is November 4, 2015 (the "Separation Date"); and

WHEREAS, the Parties hereto, in connection with Babich’s departure, wish to clarify other terms, conditions and obligations of the Parties in connection with Babich’s separation.

NOW, THEREFORE, in consideration of the promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which each Party acknowledges, the Parties agree as follows:

After the Separation Date, Babich will not represent himself as being an employee, officer, agent or representative of Insys for any purpose as of the Separation Date. Without limiting the foregoing, Babich specifically agrees to update any and all social media accounts Babich accesses, uses or maintains to reflect the fact that Babich is no longer employed by Insys, as soon as reasonably practicable but in all eventswithin fourteen (14) days of the Separation Date. For purposes of this paragraph, social media accounts include but are not limited to Facebook, LinkedIn, Twitter and Four Square. The Separation Date will be the employment termination date for Babich for all purposes and, except as specifically set forth in this Agreement, Babich will no longer be entitled to any further compensation, monies or other benefits from Insys, including coverage under any benefits plans or programs sponsored by Insys.

1.        Insys’ Waiver and Release and Babich’s Representations and Agreements Related to Separation.

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(a)     Insys Release. Insys, on behalf of itself, expressly waives and releases any and all claims against Babich that may be waived and released by law with the exception of claims arising out of or attributable to (a) events, acts or omissions taking place after the Parties' execution of the Agreement; (b) Babich’s breach of any terms and conditions of the Agreement and (c) Babich’s criminal activities or intentional misconduct occurring during Babich’s employment with Insys. Insys specifically represents, warrants and confirms that: (a) it has no claims, complaints or actions of any kind filed against Babich with any court of law, or local, state or federal government or agency; and (b) it is not aware of, without any independent investigation or inquiry, any criminal activities or intentional misconduct engaged in by Babich in relation to Insys’ business.

(b)     Babich’s Representations. In exchange for Insys’ waiver and release and the consideration described in this Section 1, which Babich acknowledges to be good and valuable consideration for his obligations hereunder, Babich hereby represents that he intends to and hereby does fully settle any and all claims he may have against the Insys Group as a result of his hire, employment or separation from employment with Insys. Babich specifically represents, warrants and confirms that: (a) he has no claims, complaints or actions of any kind filed against the Insys Group with any court of law, or local, state or federal government or agency; (b) he has been properly paid for all hours worked for Insys, and that all commissions, bonuses and other compensation due to him has been paid, with the exception of (i) his final payroll check for his salary through the Separation Date above, which will be paid on the next regularly scheduled payroll date and (ii) any options to purchase Insys’ common stock under any of Insys’ option plan(s) which shall be governed by the terms of the applicable plan document and as specifically provided herein; and (c) he has not engaged in, and is not aware of, any unlawful conduct in relation to the business of Insys.

If any of these statements are not true, Babich cannot sign this Agreement and must notify Insys immediately, in writing, of the statements that are not true. Such notice will not automatically disqualify Babich from receiving these benefits, but will require Insys’ review and consideration.

(c)     Future Cooperation. At the request of Insys, Babich agrees to execute any documents reasonably requested to effectuate or to facilitate his termination(s) and the transition of any such positions or responsibilities to other employees of the Insys. Babich also agrees that his termination and departure from his position(s) from Insys is not because of a disagreement with the Insys Group on any matter relating to Insys’s operations, legal proceedings, governmental investigations, policies or practices. Babich agrees that Babich will not voluntarily provide assistance, information, encouragement, or advice, directly or indirectly (including through agents or attorneys), to any person or entity in connection with any claim by or against the Insys, nor shall Babich induce or encourage any person or entity to do so. The foregoing sentence shall not prohibit Babich from testifying truthfully under subpoena. Babich warrants that he has not previously provided assistance, information, encouragement, or advice, directly or indirectly, to any person or entity in connection with any claim by or against Insys. Babich agrees to provide (voluntarily and without legal compulsion) prompt cooperation and accurate and complete information to Insys in the event of litigation involving Insys or its officers or directors and to respect and preserve all privileges held by or available to Insys. Insys agrees to reimburse Babich for his reasonable travel costs spent consulting with and traveling to any litigation-related proceeding at the request of Insys. Babich agrees to furnish, within seven (7) business days of its receipt, a copy of any subpoena, written request or inquiry, court order, written demand, CID or similar document related to his employment or board of director service at Insys to the General Counsel of Insys at 1333 South Spectrum Blvd. Chandler, AZ 85286. Only if, and always consistent with, the Board’s request, Babich shall actively and properly transition the responsibilities he held at Insys to other employees of Insys but only as directed by the Board of Insys which may actively be assisting in the retention of the Insys sales force and Insys leadership team in the sales force and customer and health care professionals relationships that Insys had during his employment with Insys.

(d)     Acceleration of Babich’s options. In consideration for Babich’s release set forth herein and subject to Babich having not revoked his signature prior to the Effective Date, Insys agrees to the accelerated vesting of unvested shares subject to any outstanding stock options granted to Babich, such that, on the Effective Date (as defined below), Babich shall be vested in one hundred percent (100%) of the shares subject to such option awards under the Insys’ options plan(s).

(e)     Executive Equity Ownership. For the sake of clarity, as of the Separation Date, the Parties agree that Babich owns 421,572 shares of Insys’ common stock and 1,287,500 shares subject to option awards under Insys’ option plan(s) and is not entitled to any other equity or right to equity in Insys. Babich remains eligible for participation in Insys’ option and employee stock purchase plans up to the Separation Date. The Parties agree that except as specifically modified by this Agreement, all terms, conditions, and limitations applicable to the shares and option awards will remain in full force and effect pursuant to the applicable stock option agreement(s) and stock option plan(s). Babich shall have until the second anniversary of the Separation Date or the expiration date of the original term of the applicable option award, whichever date is earlier, to exercise any part or all of his option awards. Babich hereby acknowledges that the amendment of his option awards under this Agreement may disqualify any options that were previously considered “incentive stock options” under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) and Babich hereby consents to such amendment of the terms applicable to the option awards. Babich is advised to seek independent legal advice with respect to tax and securities law issues regarding the option awards, this amendment of the option awards, and any exercise or sale of Insys’ stock Babich may make and by executing this Agreement, Babich expressly acknowledges that he has consulted with independent advisors regarding these issues or has knowingly and voluntarily declined to do so.

(f)      Incurred Expense Reimbursement. Insys shall pay Babich any appropriate expense reimbursement request incurred prior to the Separation Date, if any, to be submitted by Babich within thirty (30) days after the Separation Date (with supporting documentation as required by Insys consistent with existing Insys policies and procedures) and paid by Insys within thirty (30) days after submission by Babich (assuming the reimbursement request is properly submitted consistent with Insys policies and procedures and the expenses are otherwise deemed proper by Insys).

(g)     Severance Payments. Insys shall make severance payments to Babich in the form of continuation of Babich’s Base Salary as in effect on the Separation Date for a period of 12 months, paid on the Company’s scheduled payroll dates, beginning on the first payroll date following the Effective Date of this Agreement. Additionally, Insys shall pay Babich, on the first payroll date following the Effective Date of this Agreement, (i) a lump sum payment of $24,230.77, equal to 120 hours of vacation (which the parties have agreed is the unused vacation benefits through the date of termination that Babich is entitled to pursuant to his Employment Agreement) and (ii) a lump sum severance payment of $443,013.70, which is equivalent to his annual target bonus for 2015 as established by the Board of Directors ($525,000), prorated for the number of days Babich was employed by Insys in 2015,. All payments made pursuant to this Section 1(g) shall be subject to required withholdings.

(h)     Resignation as a Director. Effective as of the Separation Date, Babich resigns from any and all positions Babich holds or has previously held on the Board of Directors of Insys, and Insys accepts such resignation.

(i)     Indemnification and Attorney Fees. Insys agrees to continue to provide Babich the applicable indemnification coverage it is legally permitted and contractually required to provide pursuant to his Indemnity Agreement with Insys dated March 21, 2011 (the “Indemnification Agreement”). In addition, Babich shall be entitled to any tail coverage under Insys’s directors and officers insurance coverage if and as applicable to his service as an officer and/or director of Insys prior to the Separation Date. In addition, Insys shall pay Babich’s reasonable attorney’s fees and costs incurred by counsel chosen by Babich in connection with negotiating and finalizing this Agreement, provided that such fees and costs do not exceed $10,000.

(j)      COBRA Reimbursement. If Babich allows the release herein to become effective in accordance with its terms and this Agreement is still in full force and effect, then Babich shall be entitled to the reimbursement of an amount equal to Babich’s monthly COBRA premiums for a period to end upon the earlier of (18) eighteen months (the “COBRA Period”). The COBRA premiums shall be reimbursed by Insys after receipt from Babich of evidence of payment by Babich satisfactory to Insys. Notwithstanding the foregoing, if Insys determines, in its sole discretion, that it cannot pay the COBRA reimbursements without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), Insys instead shall pay to Babich, on the first day of each month of the remainder of the COBRA Period (regardless of if COBRA coverage is available to Babich), a fully taxable cash payment equal to the amount of Babich's monthly COBRA premiums.

2.     Release of Claims.

(a)     In exchange for the consideration provided in Section 1 of this Agreement, Babich and his heirs, executors, administrators and assigns (collectively the "Releasors") forever waive, release and discharge the Insys Group from any and all claims, demands, causes of actions, fees, damages, liabilities and expenses (inclusive of attorneys' fees) of any kind whatsoever, whether known or unknown, that Babich has ever had against the Insys Group by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence or other matter up to and including the Separation Date, including, but not limited any claims under:

●	Title VII of the Civil Rights Act, as amended;
●	the Civil Rights Act of 1991, as amended;
●	the Arizona Civil Rights Act;
●	the Arizona Employment Protection Act;
●	the Americans with Disabilities Act, as amended;
●	the Family and Medical Leave Act, as amended;
●	the Fair Labor Standards Act;
●	the Equal Pay Act, as amended;
●	the Employee Retirement Income Security Act, as amended (with respect to unvested benefits);
●	The Labor Management Relations Act;
●	The National Labor Relations Act;
●	Section 1981 of U.S.C. Title 42;
●	the Sarbanes-Oxley Act of 2002, as amended;
●	the Older Workers Benefit Protection Act;
●	the Worker Adjustment and Retraining Notification Act, as amended;
●	the Age Discrimination in Employment Act, as amended;
●	the Uniform Services Employment and Reemployment Rights Act, as amended;
●

ALL STATE AND LOCAL STATUTES THAT MAY BE LEGALLY WAIVED THAT EMPLOYEES COULD BRING EMPLOYMENT CLAIMS UNDER, INCLUDING ANY STATE OR LOCAL ANTI-DISCRIMINATION STATUTE, WAGE AND HOUR STATUTE, LEAVE STATUTE, EQUAL PAY STATUTE AND WHISTLEBLOWER STATUTE and/or any other Federal, state or local law (statutory, regulatory or otherwise) that may be legally waived and released; and

●

any tort and/or contract claims, including any claims of wrongful discharge, defamation, emotional distress, tortious interference with contract, invasion of privacy, nonphysical injury, personal injury or sickness or any other harm.

However, this general release of claims excludes the filing of an administrative charge or complaint with the Equal Employment Opportunity Commission or other administrative agency, although Babich waives any right to monetary relief related to such a charge. This general release of claims also excludes any claims made under state workers' compensation or unemployment laws, and/or any claims which cannot be waived by law.

(b)     This Agreement may be used by the Insys Group to completely bar any action or suit before any court, arbitral, or administrative body, other than with respect to any claim relating to the obligations under this Agreement. Furthermore, Babich specifically agrees that, except as set forth herein, he will not be entitled to any further payment of any kind from Insys or its board of directors.

(c)     Babich represents and warrants that he is the sole and lawful owner of all right, title and interest in and to every claim and other rights that are being released above and that no other party has received any assignment or other right of substitution or subrogation to any such claim or right. Babich also represents that he has the full power and authority to enter into the waivers and releases set forth in this Agreement. With respect to the foregoing release, Babich hereby waives all rights or protection under law of any state, territory, country or any political division thereof, to the extent applicable, which purports to restrict or govern the granting of waivers and releases (such foregoing language is not intended to indicate that the law of any jurisdiction other than Arizona is applicable to this Agreement). For the sake of clarity, to the extent the law permits Babich to file or otherwise pursue on his behalf any charge, complaint or claim against Insys or the Insys Group, Babich expressly agrees to waive, forfeit or otherwise forgo any monetary damages, including but not limited to compensatory damages, punitive damages, any statutory share of the damages and/or penalties imposed on Insys or the Insys Group and attorneys' fees, to which Babich may otherwise be entitled in connection with said charge, complaint or claim.

3.     Restrictive Covenants.

(a)     Confidentiality. Babich understands and acknowledges that during the course of employment by the Insys, he has had access to and learned about confidential, secret and proprietary documents, materials and other information, in tangible and intangible form, of and relating to the Insys Group and its businesses and existing and prospective customers, suppliers, investors and other associated third parties (“Confidential Information”). Babich further understands and acknowledges that this Confidential Information and the Insys Group’s ability to reserve it for the exclusive knowledge and use of the Insys Group is of great competitive importance and commercial value to the Insys Group, and that improper use or disclosure of the Confidential Information by Babich might cause the Insys Group to incur financial costs, loss of business advantage, liability under confidentiality agreements with third parties, civil damages and criminal penalties.

For purposes of this Agreement, Confidential Information includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, computer programs, computer software, applications, operating systems, software design, web design, work-in-process, databases, manuals, records, articles, systems, material, sources of material, supplier information, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, design information, payroll information, staffing information, personnel information, employee lists, supplier lists, vendor lists, developments, reports, internal controls, security procedures, graphics, drawings, sketches, market studies, sales information, revenue, costs, formulae, notes, communications, algorithms, product plans, designs, styles, models, ideas, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, customer lists, client information, client lists, manufacturing information, factory lists, distributor lists, and buyer lists of the Insys Group or its businesses or any existing or prospective customer, supplier, investor or other associated third party, or of any other person or entity that has entrusted information to the Insys in confidence.

Babich understands that the above list is not exhaustive, and that Confidential Information also includes other information that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

Babich understands and agrees that Confidential Information developed by him in the course of his employment by the Insys shall be subject to the terms and conditions of this Agreement as if the Insys furnished the same Confidential Information to Babich in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to Babich, provided that such disclosure is through no direct or indirect fault of Babich or person(s) acting on Babich’s behalf.

(b)     Acknowledgment. Babich understands that the nature of his position has provided him access to and knowledge of Confidential Information and placed him in a position of trust and confidence with the Insys Group. Babich understands and acknowledges that the intellectual and technical services he provided to the Insys Group are unique and extremely valuable because of his experience in the industry and the growth trajectory of the Insys Group during his employment.

Babich further understands and acknowledges that the Insys Group’s ability to reserve these for the exclusive knowledge and use of the Insys Group is of great competitive importance and commercial value to the Insys Group, and that improper use or disclosure by Babich is likely to result in unfair or unlawful competitive activity.

(c)     Disclosure and Use Restrictions.

Babich agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate or make available Confidential Information, or allow it to be disclosed, published, communicated or made available, in whole or part, to any entity or person whatsoever (including other employees of the Insys Group) not having a need to know and authority to know and use the Confidential Information in connection with the business of the Insys Group and, in any event, not to anyone outside of the direct employ of the Insys Group except with the prior consent of an authorized officer acting on behalf of the Insys Group in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent); and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media or other resources containing any Confidential Information, or remove any such documents, records, files, media or other resources from the premises or control of the Insys Group, except with the prior consent of an authorized officer acting on behalf of the Insys Group in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent). Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation or order. Babich shall promptly provide written notice of any such order to an authorized officer of the Insys Group.

(d)     Duration of Confidentiality Obligations. Babich understands and acknowledges that his obligations under this Agreement with regard to any particular Confidential Information shall commence immediately and shall continue during and after his employment by Insys until such time as such Confidential Information has become public knowledge other than as a result of Babich’s breach of this Agreement or breach by those acting in concert with Babich or on Babich’s behalf.

(e)     Non-Competition. Babich acknowledges and re-affirms the non-compete obligations set forth in Section 1.6 of his Employment Agreement. For the sake of clarity, the Parties hereto agree that the one (1) year covenant to not compete commences on the Separation Date and shall end on the last day of the twelfth (12th) month thereafter.

(f)     Adherence to Proprietary Agreement. Babich agrees to abide by the Insys Proprietary Information and Inventions Agreement he executed with Insys.

4.     Knowing and Voluntary Acknowledgement. Babich specifically agrees and acknowledges that: (a) Babich has read this Agreement in its entirety and understands all of its terms; (b) Babich has been advised of and has availed himself of his right to consult with his attorney prior to executing this Agreement; (c) Babich knowingly, freely and voluntarily assents to all of its terms and conditions including, without limitation, the waiver, release and covenants contained herein; Babich is executing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which he is otherwise entitled; (d) Babich is not waiving or releasing rights or claims that may arise after his execution of this Agreement; and that (e) Babich understands that the waiver and release in this Agreement is being requested in connection with the cessation of his employment with Insys.

Babich further acknowledges that he has had twenty-one (21) days to consider the terms of this Agreement, although he may sign it sooner if desired. Further, Babich shall have an additional seven (7) days from the date on which he signs this Agreement to revoke consent to his release of claims under the ADEA by delivering notice of revocation to Human Resources Director, at Insys Therapeutics, Inc., 1333 South Spectrum Blvd. Chandler, AZ 85286, with a copy to the General Counsel at the same address, before the end of such seven-day period. In the event of such revocation by Babich, Insys shall have the option of treating this Agreement as null and void in its entirety.

This Agreement shall not become effective, if at all, until the eighth (8th) day after Babich and Insys execute this Agreement (and assuming Babich does not revoke his release of claims provided hereunder during the preceding seven day period pursuant to a notice described directly above). Such date shall be the “Effective Date” of this Agreement. No payments due to Babich hereunder or benefits specified by this Agreement shall be made or begin before the Effective Date.

5.        Non-Disparagement. Babich agrees and covenants that he will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Insys Group or the Insys Group’s businesses and existing and prospective customers, suppliers, investors and other associated third parties, now or in the future. Insys agrees and covenants that it will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning Babich, now or in the future.

This Section does not, in any way, restrict or impede Babich or Insys from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. Babich shall promptly provide written notice of any such order to the General Counsel of Insys.

6.        Restrictive Covenant Remedies. In the event of a breach or threatened breach by Babich of any of the relevant provisions of this Agreement, Babich hereby consents and agrees that the Insys Group shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.

7.        Successors and Assigns.

(a)     Assignment by the Insys Group.

To the extent permitted by state law, the Insys Group may assign this Agreement to any subsidiary or corporate affiliate in the Insys Group. This Agreement shall be automatically binding upon and inure to the benefit of or to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Insys Group.

(b)     No Assignment by Babich.

Babich may not assign this Agreement or any part hereof. Any purported assignment by Babich shall be null and void from the initial date of purported assignment.

8.        Governing Law. This Agreement, for all purposes, shall be construed in accordance with the laws of Arizona without regard to conflicts-of-law principles.

9.        Entire Agreement. Unless specifically provided herein, this Agreement contains all the understandings and representations between Babich and the Insys Group pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. The Parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement. In the event of any inconsistency between the statements in the body of this Agreement and the Employment Agreement, the statements in the body of this Agreement shall control and, other than as expressly provided hereunder, Babich hereby unconditionally waives and forfeits any other compensation he may be entitled to from the Insys Group.

10.     Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by Babich and by an authorized officer of the Insys Group. No waiver by either of the Parties of any breach by the other Party hereto of any condition or provision of this Agreement to be performed by the other Party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the Parties in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

11.     Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the Parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.

The Parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement or by making such other modifications as it deems warranted to carry out the intent and agreement of the Parties as embodied herein to the maximum extent permitted by law.

The Parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had not been set forth herein.

12.     Arbitration and Jurisdiction and Venue. Any controversy relating to this Agreement or relating to the breach hereof will be settled by arbitration conducted in Phoenix, Arizona in accordance with the Employment Arbitration Rules of the American Arbitration Association then in effect. The award rendered by the arbitrator(s) will be final and judgment upon the award rendered by the arbitrator(s) may be entered upon it in any court having jurisdiction thereof. The arbitrator(s) will possess the powers to issue mandatory orders and restraining orders in connection with such arbitration. The expenses of the arbitration will be borne by the losing party unless otherwise allocated by the arbitrator(s). This agreement to arbitrate will be specifically enforceable under the prevailing arbitration law. During the continuance of any arbitration proceedings, the parties will continue to perform their respective obligations under this Agreement. Nothing in this Agreement will preclude Insys or any affiliate or successor from seeking equitable relief, including injunction or specific performance, in any court having jurisdiction, in connection with any obligations of confidentiality or under a covenant not to compete. Any action or proceeding by either of the Parties to enforce the obligations of confidentiality, covenant not to compete and non-disparagement shall be brought only in any state or federal court located in the state of Arizona, County of Maricopa. The Parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

13.     Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

14.     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Any photocopy, facsimile or electronic reproduction of the executed Agreement shall constitute an original.

15.     Tolling. Should Babich violate any of the terms of the restrictive covenant obligations articulated herein, the obligation at issue will run from the first date on which Babich ceases to be in violation of such obligation.

16.     Attorneys’ Fees. Should either Party breach this Agreement, to the extent permitted by state law, the prevailing party will be responsible for payment of all reasonable attorneys' fees and costs that the prevailing party incurred in the course of enforcing the terms of the Agreement, including demonstrating the existence of a breach and any other contract enforcement efforts.

17.     Notice. Babich agrees to notify any subsequent employer of the restrictive covenants section contained in this Agreement. In addition, Babich authorizes the Insys Group to provide a copy of the restrictive covenants section of this Agreement to third parties, including but not limited to, Babich’s subsequent, anticipated or possible future Insys.

18.     Section 409A. The severance benefits and other payments payable under this Agreement are intended to qualify for an exemption from application of Section 409A of the Code and any state law of similar effect (collectively “Section 409A”) or comply with its requirements to the extent necessary to avoid adverse personal tax consequences under Section 409A, and any ambiguities herein shall be interpreted accordingly. Severance benefits shall not commence until Babich has a “separation from service” for purposes of Section 409A. Each installment of severance benefits is a separate “payment” for purposes of Treas. Reg. Section 1.409A-2(b)(2)(i), and the severance benefits are intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if such exemptions are not available and Babich is, upon separation from service, a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, the timing of the severance benefits payments shall be delayed until the earlier of (i) six (6) months and one day after Babich’s separation from service, or (ii) Babich’s death. Furthermore, in the event the severance benefits are not covered by one or more exemptions from the application of Section 409A and the Effective Date could become effective in the calendar year following the calendar year in which Babich's separation from service occurs, solely for purposes of timing of severance benefits, the Effective Date will not be deemed to occur in the calendar year in which Babich's separation from service occurs.

19.     Acknowledgment of Full Understanding. BABICH ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. BABICH ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS AGREEMENT. BABICH FURTHER ACKNOWLEDGES THAT HIS SIGNATURE BELOW IS AN AGREEMENT TO RELEASE INSYS FROM ANY AND ALL CLAIMS.

IN WITNESS WHEREOF, the Parties have executed this Separation Agreement as of the Execution Date above.

INSYS THERAPEUTICS, INC.

/s/ Darryl S. Baker

Name: Darryl S. Baker

Title: CFO

MICHAEL BABICH

/s/ Michael L. Babich

Signature